As filed with the Securities and Exchange Commission on March 30, ^ 2006 File No. 811-8876

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT
UNDER
THE INVESTMENT COMPANY ACT OF 1940	[ ]

AMENDMENT NO. ^13	[X]

SENIOR DEBT PORTFOLIO
(Exact Name of Registrant as Specified in Charter)

The Eaton Vance Building
255 State Street
Boston, Massachusetts 02109
(Address of Principal Executive Offices)

(617) 482-8260
Registrant’s Telephone Number, including Area Code

Alan R. Dynner
The Eaton Vance Building, 255 State Street, Boston, Massachusetts 02109
(Name and Address of Agent for Service)

          Throughout this Amendment to the Registration Statement, information concerning Senior Debt Portfolio (the “Portfolio”) is incorporated by reference from the Registration Statement Amendment on Form N-2 of Eaton Vance Prime Rate Reserves (File No. 333-32268 under the Securities Act of 1933 (the “1933 Act”)) (the “Amendment”), which was filed electronically with the Securities and Exchange Commission on March ^ 30, 2006 (Accession No. 0000940394-^ 06-000330). The Amendment contains the prospectus (the “Feeder Fund prospectus”) and statement of additional information (the “Feeder Fund SAI”) of Eaton Vance Prime Rate Reserves (the “Feeder Fund”), which invests substantially all of its assets in the Portfolio.

PART A

          Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

Item 3. Fee Table and Synopsis

          Not Applicable.

Item 8. General Description of the Registrant

          (1) The Portfolio is a closed-end, diversified management investment company which was organized as a trust under the laws of the State of New York on May 1, 1992. Interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may be made only by U.S. and foreign investment companies, common or commingled trust funds, pooled income funds, organizations or trusts described in Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

          (2) - (4) Registrant incorporates by reference information concerning the Portfolio’s investment objective and investment practices from “Investment Objective, Policies and Risks” in the Feeder Fund prospectus.

          (5) Investments in the Portfolio may not be transferred. However, the Portfolio will, pursuant to Rule 23c-3 under the Investment Company Act of 1940 (the “1940 Act”) and an exemptive order obtained from the Commission (File No. 812-10056), make offers to repurchase at net asset value a portion of its interests. See “Repurchase Offers” in the Feeder Fund prospectus and “Investment Restrictions” in the Feeder Fund SAI. Subject to the Portfolio’s investment restriction with respect to borrowings, the Portfolio may borrow money or issue debt obligations to finance its repurchase obligations. See “Investment Restrictions” in the Feeder Fund SAI.

          (6) Not applicable.

Item 9. Management

          (1)(a) - (c) Registrant incorporates by reference information concerning the Portfolio’s management (including portfolio management) from “Organization of the Fund” and “Management of the Fund” in the Feeder Fund prospectus and “Management and Organization” in the Feeder Fund SAI.

(1)(d) Not applicable.

          (1)(e) Custodian. Investors Bank & Trust Company, 200 Clarendon Street, Boston, Massachusetts 02116, acts as custodian for the Portfolio.

          (1)(f) The Portfolio is responsible for all of its expenses not expressly stated to be payable by the other party under its Advisory Agreement or Placement Agent Agreement.

(1)(g) Not applicable. (2) Not applicable.

          (3) Control Persons. As of March 1, ^ 2006, the Feeder Fund and EV Classic Senior Floating-Rate Fund (“Classic Senior Fund”) controlled the Portfolio by virtue of owning approximately ^ 40.5% and ^ 46.9%, respectively, of the outstanding voting interests in the Portfolio. Because the Feeder Fund and Classic Senior Fund each control the Portfolio, they may take actions without the approval of any other investor. The Funds have informed the Portfolio that it will vote in accordance with the requirements of the 1940 Act whenever requested to vote on Portfolio matters. The Feeder Fund and Classic Senior Fund are each closed-end, management investment companies.

          As of March 1, 2006, Eaton Vance Medallion Senior Floating-Rate Fund, c/o Bank of Butterfield International (Cayman) Ltd., P.O. Box 705 GT, Grand Cayman, Cayman Islands, British West Indies, owned of record and beneficially 8.2% of the outstanding interests in the Portfolio.

Item 10. Capital Stock, Long-Term Debt, and Other Securities

          (1)(a) - (f) Registrant incorporates by reference information concerning interests in the Portfolio from “Organization of the Fund” in the Feeder Fund prospectus and “Management and Organization” in the Feeder Fund SAI. An interest in the Portfolio has no preemptive or conversion rights and is fully paid and nonassessable by the Portfolio, except as described under “Organization of the Fund” in the Feeder Fund prospectus.

          The Portfolio’s net asset value is determined each day on which the New York Stock Exchange (the “Exchange”) is open for trading (“Portfolio Business Day”). This determination is made each Portfolio Business Day as of the close of regular trading on the Exchange (^ normally 4:00 p.m., New York time) (the “Portfolio Valuation Time”).

          Each investor in the Portfolio may add to its investment in the Portfolio on each Portfolio Business Day as of the Portfolio Valuation Time. Each investor may reduce its investment in the Portfolio on a quarterly basis through a Portfolio repurchase offer. The value of each investor’s interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, determined on the prior Portfolio Business Day, which represented that investor’s share of the aggregate interests in the Portfolio on such prior day. Any additions or withdrawals for the current Portfolio Business Day will then be recorded. Each investor’s percentage of the aggregate interests in the

Portfolio will then be recomputed as a percentage equal to a fraction (i) the numerator of which is the value of such investor’s investment in the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Portfolio on the current Portfolio Business Day and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investment in the Portfolio on the current Portfolio Business Day by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor’s interest in the Portfolio for the current Portfolio Business Day.

          (2) and (3) Not applicable.

          (4) The Portfolio will allocate at least annually among its investors each investor’s distributive share of the Portfolio’s net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit. The Portfolio’s net investment income consists of all income accrued on the Portfolio’s assets, less all actual and accrued expenses of the Portfolio, determined in accordance with generally accepted accounting principles.

          Under the current method of operation of the Portfolio, the Portfolio ^ should be classified as a partnership under the Code, and should not be subject to any federal income tax. See Item 23 in Part B. However, each investor in the Portfolio will be required to take into account its allocable share of the Portfolio’s taxable ordinary income and capital gain in determining its federal income tax liability. The determination of each such share will be made in accordance with the governing instruments of the Portfolio, which are intended to comply with the requirements of the Code and the regulations promulgated thereunder.

          It is intended that the Portfolio’s assets and income will be managed in such a way that an investor in the Portfolio that seeks to qualify as a regulated investment company (“RIC”) under the Code will be able to satisfy the requirements for such qualification through an investment in the Portfolio, assuming that all of the RICs assets are invested in the Portfolio or other registered investment companies that so manage their assets.

          (5) See Item 29 of Part C of this Registration Statement.

          (6) Not applicable.

Item 11. Defaults and Arrears on Senior Securities

Not applicable.

Item 12. Legal Proceedings

Not applicable.

Item 13. Table of Contents of the Statement of Additional Information

Not applicable.

PART B

Item 14. Cover Page

          Not applicable.

Item 15. Table of Contents

Item 16. General Information and History

          Not applicable.

Item 17. Investment Objective and Policies

          Part A contains additional information about the investment objective and policies of the Portfolio. This Part B should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A.

          (1) - (3) Registrant incorporates by reference additional information concerning the investment policies of the Portfolio as well as information concerning the investment restrictions of the Portfolio from “Investment Policies and Risks” and “Investment Restrictions” in the Feeder Fund SAI.

          (4) Registrant incorporates by reference the Portfolio’s portfolio turnover rates from “Financial Highlights” in the Feeder Fund prospectus.

Item 18. Management

          (1) - (14) Registrant incorporates by reference additional information concerning the management of the Portfolio from “Management and Organization” in the Feeder Fund SAI.

          (15) Code of Ethics – Registrant incorporates by reference information concerning relevant codes of ethics from “Investment Advisory and Other Services” in the Feeder Fund SAI.

          (16) Proxy Voting Policies – Registrant incorporates by reference information concerning relevant proxy voting policies from “Management and Organization” and from “Appendix B” and “Appendix C” in the Feeder Fund SAI.

Item 19. Control Persons and Principal Holders of Securities

          (1) and (2) See Item 9 (3) above. The Feeder Fund’s and Classic Senior Fund’s principal business address is The Eaton Vance Building, 255 State Street, Boston, Massachusetts 02109. Because the Feeder Fund and Classic Senior Fund control the Portfolio, they may take actions without the approval of any other investor. The Feeder Fund and the Classic Senior Fund have informed the Portfolio that they will vote in accordance with the requirements of the 1940 Act whenever requested to vote on Portfolio matters. The Feeder Fund and the Classic Senior Fund are each closed-end management investment companies organized as business trusts under the laws of the Commonwealth of Massachusetts.

          ^ (3) As described in Part A, interests in the Portfolio may only be held by certain investment companies and other entities. Interests in the Portfolio cannot be purchased by a Trustee or officer of the Portfolio. The Trustees and officers of the Portfolio as a group^ do not own any interests in the Portfolio.

Item 20. Investment Advisory and Other Services

          Registrant incorporates by reference information concerning investment advisory and other services provided to the Portfolio from “Investment Advisory and Other Services” in the Feeder Fund SAI.

Item 21. Portfolio Managers

          As described in Part A, interests in the Portfolio may only be held by U.S. and foreign investment companies and certain trust funds, organizations and other entities. Interests in the Portfolio cannot be purchased by a portfolio manager.

          Registrant incorporates by reference information concerning the portfolio managers of the Portfolio from “Investment Advisory and Other Services” in the Feeder Fund SAI.

Item 22. Brokerage Allocation and Other Practices

          Registrant incorporates by reference information concerning the brokerage practices of the Portfolio from “Portfolio Trading” in the Feeder Fund SAI.

Item 23. Tax Status

          Provided the Portfolio is operated at all times during its existence in accordance with certain organizational and operational documents, the Portfolio should be classified as a partnership under the Code, and it should not be a “publicly traded partnership” within the meaning of Section 7704 of the Code. Consequently, the Portfolio does not expect that it will be required to pay any federal income tax, and a Holder will be required to take into account in determining its federal income tax liability its share of the Portfolio’s income, gains, losses, deductions and credits.

          Under Subchapter K of the Code, a partnership is considered to be either an aggregate of its members or a separate entity, depending upon the factual and legal context in which the question arises. Under the aggregate approach, each partner is treated as an owner of an undivided interest in partnership assets and operations. Under the entity approach, the partnership is treated as a separate entity in which partners have no direct interest in partnership assets and operations. In the case of a Holder that seeks to qualify as a regulated investment company (“RIC”), the aggregate approach should apply, and each such Holder should accordingly be deemed to own a proportionate share of each of the assets of the Portfolio and to be entitled to the gross income of the Portfolio attributable to that share for purposes of all requirements of Subchapter M of the Code.

               In order to enable a Holder (that is otherwise eligible) to qualify as a RIC under the Code, the Portfolio intends to satisfy the requirements of Subchapter M of the Code relating to sources of income and diversification of assets as if they were applicable to the Portfolio and to permit withdrawals in a manner that will enable a Holder which is a RIC to comply with the distribution requirements applicable to RICs (including those under Sections 852 and 4982 of the Code). The Portfolio will allocate at least annually to each Holder such Holder’s distributive share of the Portfolio’s net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit in a manner intended to comply with the Code and applicable Treasury ^Regulations.

          To the extent cash proceeds of any withdrawal (or, under certain circumstances, such proceeds plus the value of any marketable securities distributed to an investor) (“liquid proceeds”) exceed a Holder’s adjusted basis of his interest in the Portfolio, the Holder will generally realize a gain for federal income tax purposes. If, upon a complete withdrawal (repurchase of the entire interest), a Holder receives only liquid proceeds (and/or unrealized receivables) and the Holder’s adjusted basis of his interest exceeds the liquid proceeds of such withdrawal and the Holder’s basis in any unrealized receivables, the Holder will generally realize a loss for federal income tax purposes. In addition, on a distribution to a Holder from the Portfolio, (1) income or gain may be recognized if the distribution changes a distributee’s share of any unrealized receivables held by the Portfolio and (2) gain or loss may be recognized on a distribution to a Holder that contributed property to the Portfolio. The tax consequences of a withdrawal of property (instead of or in addition to liquid proceeds) will be different and will depend on the specific factual circumstances. A Holder’s adjusted basis of an interest in the Portfolio will be the aggregate prices paid therefor (including the adjusted basis of contributed property and any gain recognized on the contribution thereof), increased by the amounts of the Holder’s distributive share of items of income (including income exempt from federal income taxation) and realized net gain of the Portfolio, and reduced, but not below zero, by (i) the amounts of the Holder’s distributive share of items of Portfolio loss, and (ii) the amount of any cash distributions (including distributions of income exempt from federal income taxation and cash distributions on withdrawals from the Portfolio) and the basis to the Holder of any property received by such Holder other than in liquidation, and (iii) the Holder’s distributive share of the Portfolio’s nondeductible expenditures not properly chargeable to capital account. Increases or decreases in a Holder’s share of the Portfolio’s liabilities may also result in corresponding increases or decreases in such adjusted basis.

          A partnership has the option to make an election to adjust the basis of the partnership’s assets in the event of a distribution of partnership property to a partner, or a transfer of a partnership interest. This optional adjustment could either increase or decrease the value of a partnership interest to the transferee depending on the relevant facts. There can be no assurance that the Portfolio will make such an election in the future. Furthermore, this election is mandatory in certain circumstances.

          The Portfolio may be subject to foreign taxes ^on its income (including, in some cases, capital gains) from foreign ^securities. These taxes may be reduced or eliminated under the terms of an applicable U.S. income tax treaty. The anticipated extent of the Portfolio’s investment in foreign securities is such that it is not expected that a Holder that is a RIC will be eligible to pass through to its shareholders foreign taxes paid by the Portfolio and allocated to the Holder, so that shareholders of such RIC will not be entitled to foreign tax credits or deductions for foreign taxes paid by the Portfolio and allocated to the RIC.  ^Transactions in foreign currencies, foreign currency-denominated debt securities and certain foreign currency options, futures contracts, and forward contracts (and similar instruments) may give rise to ordinary income or loss to the extent such income or loss results from fluctuations in the value of the foreign currency concerned. Certain uses of foreign currency and investment by the Portfolio in the stock of certain “passive foreign investment companies” may be limited in order to enable an investor that is a RIC to preserve its qualification as a RIC. Investments in passive foreign investment companies could subject the Portfolio to U.S. federal income tax or other charges on certain distributions from such companies and on disposition of investments in such companies; however, the tax effects of such investment may be mitigated by making an election to mark such investments to market annually or treat the passive foreign investment company as a “qualified electing fund.”

          The Portfolio’s investments in options, futures contracts, hedging transactions, forward contracts and certain other transactions will be subject to special tax rules (including mark-to-market, constructive sale, straddle, wash sale, short sale and other rules), the effect of which may be to accelerate income to the Portfolio, defer Portfolio losses, cause adjustments in the holding periods of Portfolio securities, convert capital gain into ordinary income and convert short-term capital losses into long-term capital losses. These rules could therefore affect the amount, timing and character of distributions to investors including RIC shareholders.

          The Portfolio’s investments, if any, in securities issued with original issue discount or securities acquired at a market discount (if an election is make to include accrued market discount in current income) will cause it to realize income prior to the receipt of cash payments with respect to those securities. In order to enable a Holder to distribute its proportionate share of this income, the Portfolio may be required to liquidate portfolio securities that it otherwise might have continued to hold in order to generate cash that the Holder may withdraw from the Portfolio for subsequent distribution to such Holder’s shareholders.

          An entity that is treated as a partnership under the Code, such as the Portfolio, is generally treated as a partnership under state and local tax laws, but certain states may have different entity classification criteria and may therefore reach a different conclusion. Entities that are classified as partnerships are not treated as separate taxable entities under most state and local tax laws, and the income of a partnership is considered to be income of partners both in timing and in character. The exemption of certain interest income from federal income tax does not necessarily result in exemption under the income tax laws of any state or local taxing authority. The laws of the various states and local taxing authorities vary with respect to the status of a partnership interest under state and local tax laws, and each Holder of an interest in the Portfolio is advised to consult his own tax adviser.

          The foregoing discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, foreign investors, insurance companies and financial institutions. Investors should consult their own tax advisers with respect to special tax rules that may apply in their particular situations, as well as the state, local or foreign tax consequences of investing in the Portfolio. It is not possible to predict whether or to what extent any changes in the Code or interpretations thereof will occur. Prospective investors should consult their own tax advisers regarding pending and proposed legislation and other changes.

Item 24. Financial Statements

          The following audited financial statements of the Portfolio are incorporated by reference into this Part B and have been so incorporated in reliance upon the report of Deloitte & Touche LLP, an independent registered public accounting firm, as experts in accounting and auditing.

Portfolio of Investments as of November 30, ^ 2005
Statement of Assets and Liabilities as of November 30, ^ 2005
Statement of Operations for the year ended November 30, ^ 2005
Statements of Changes in Net Assets for the ^ two years ended November 30, ^ 2005
Supplementary Data for the three years ended November 30, 2005, for the eleven-month period
November 30, 2002, and the ^ two years ended December 31, 2001
Notes to Financial Statements
Report of Independent Registered Public Accounting Firm

          For purposes of the EDGAR filing of this amendment to the Portfolio’s registration statement, the Portfolio incorporates by reference the above audited financial statements, as previously filed electronically with the SEC ^ on Form N-CSR ^ on January 31, 2006 pursuant to Section 30(b)(2) of the Investment Company Act of 1940 (Accession ^ No. 0000950156-^ 06-000022).

PART C

OTHER INFORMATION

Item 25. Financial Statements and Exhibits

(1)	Financial Statements:

	The financial statements called for by this item are incorporated by reference in Part B and listed
	in Item 24 hereof.

(2)	Exhibits (with inapplicable items omitted):

	(a)	(1)	Amended and Restated Declaration of Trust dated as of November 21, 1994, filed as
			Exhibit (a) to Amendment No. 3 filed April 26, 1996 and incorporated herein by
			reference.

		(2)	Amendment to the Declaration of Trust dated June 22, 1998 filed as Exhibit (a)(2) to
			Amendment No. 6 filed March 16, 1999 and incorporated herein by reference.

	(b)	(1)	By-Laws adopted May 1, 1992 filed as Exhibit (b) to Amendment No. 3 filed April 26,
			1996 and incorporated herein by reference.

		(2)	Amendment to the By-Laws dated February 7, 2005 filed ^ as Exhibit (b)(2) to
			Amendment No. 12 filed March 30, 2005 (Accession No. 0000940394-05-000370) and
			incorporated herein by reference.

	(g)	(1)	Investment Advisory Agreement between the Registrant and Boston Management and
			Research dated February 22, 1995 filed as Exhibit (g) to Amendment No. 3 filed April
			26, 1996 and incorporated herein by reference.

		(2)	Fee Reduction Agreement between the Registrant and Boston Management and Research
			dated as of March 21, 2005 filed ^ as Exhibit (g)(2) to Amendment No. 12 filed March
			30, 2005 (Accession No. 0000940394-05-000370) and incorporated herein by reference.

	(h)		Placement Agent Agreement with Eaton Vance Distributors, Inc. dated November 1,
			1996, filed as Exhibit (h) to Amendment No. 4 filed April 28, 1997 and incorporated
			herein by reference.

	(i)		The Securities and Exchange Commission has granted the Registrant an exemptive order
			that permits the Registrant to enter into deferred compensation arrangements with its
			independent Trustees. See In the Matter of Capital Exchange Fund, Inc., Release No. IC-
			20671 (November 1, 1994).

	(j)	(1)	Custodian Agreement with Investors Bank & Trust Company dated January 1, 1998 filed
			as Exhibit (j)(1) to Amendment No. 6 filed March 16, 1999 and incorporated herein by
			reference.

	(2)	Amendment to Master Custodian Agreement with Investors Bank & Trust Company dated December 21, 1998 filed as Exhibit (g)(3) to the Registration Statement of Eaton
Vance Municipals Trust (File Nos. 33-572, 811-4409) (Accession No. 0000950156-99-
000050) and incorporated herein by reference.

	(3)	Extension Agreement dated August 31, ^ 2005 to Master Custodian Agreement with
Investors Bank & Trust Company filed as Exhibit (^ j)(2) to ^ the Eaton Vance ^ Tax-
Managed Global Buy-Write Opportunities Fund N-2, Pre-Effective Amendment No. 2
(File Nos. 33^ 3-123961, 811-^ 21745) filed ^ on ^ September 26, 2005 (Accession No.
^ 0000940394-05-005528) and incorporated herein by reference.

	(4)	Delegation Agreement dated December 11, 2000 with Investors Bank & Trust Company filed as Exhibit (j)(e) to Post-Effective Amendment No. 5 of Eaton Vance Prime Rate
Reserves (File Nos. 333-32268, 811-05808) filed with the SEC on April 3, 2001
(Accession No. 0000940394-01-500126) and incorporated herein by reference.

(r)		Code of Ethics adopted by Eaton Vance Corp., Eaton Vance Management, Boston
Management and Research, Eaton Vance Distributors, Inc. and the Eaton Vance Funds
effective September 1, 2000, as revised February 1, ^ 2006, filed as Exhibit (^ p)(1) to
^ Post-Effective Amendment No. 94 of Eaton Vance ^ Growth Trust (File Nos. ^ 2-
22019, 811-^ 01241) filed with the SEC on ^ January 27, 2006 (Accession No.
^ 0000940394-06-000125) and incorporated herein by reference.

Item 26. Marketing Arrangements

          Not applicable.

Item 27. Other Expenses of Issuance and Distribution

          Not applicable.

Item 28. Persons Controlled by or under Common Control

          None.

Item 29. Number of Holders of Securities

(1)	(2)
Number of
Title of Class	Record Holders
Interests	As of March 1, ^ 2006
6

Item 30. Indemnification

          Article V of the Registrant’s Amended and Restated Declaration of Trust contains indemnification provisions for Trustees and officers. The Trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser are insured under an errors and omissions liability insurance policy.

^ The Placement Agent Agreement also provides for reciprocal indemnity of the placement agent, on the one hand, and the Trustees and officers, on the other.^

Item 31. Business and Other Connections of the Investment Adviser

          Reference is made to: (i) the information set forth under the caption “Management and Organization” in the Feeder Fund SAI; (ii) the Eaton Vance Corp. 10-K filed under the Securities Exchange Act of 1934 (File No. 1-8100); and (iii) the Forms ADV of Eaton Vance Management (File No. 801-15930) and Boston Management and Research (File No. 801-43127) filed with the SEC, all of which are incorporated herein by reference.

Item 32. Location of Accounts and Records

          All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the 1940 Act, as amended, and the Rules promulgated thereunder are in the possession and custody of the Registrant’s custodian, Investors Bank & Trust Company, 200 Clarendon Street, Boston, MA 02116, with the exception of certain corporate documents and portfolio trading documents that are in the possession and custody of the Registrant’s investment adviser, Boston Management and Research Management, The Eaton Vance Building, 255 State Street, Boston, MA 02109. The Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of Registrant’s investment adviser.

Item 33. Management Services

None.

Item 34. Undertakings

Not applicable.

SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. ^ 13 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and the Commonwealth of Massachusetts on the ^ 29th of March, ^ 2006.

SENIOR DEBT PORTFOLIO

By: /s/ Scott H. Page
Scott H. Page
President

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
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